Exhibit 10.24

[Recipient’s Name]

RESTRICTED STOCK AGREEMENT

OMNOVA SOLUTIONS INC.

[Date]

AGREEMENT, made in Fairlawn, Ohio as of                     ,              between OMNOVA Solutions Inc., an Ohio corporation (“Company”) and the undersigned employee of the Company (“Employee”).

WHEREAS, the Company desires to increase Employee’s identification with the interests of its shareholders and to provide a further retention incentive for Employee’s continued service to the Company by granting to Employee                      (            ) shares of OMNOVA Solutions Inc. Common Stock, $0.10 par value per share (“Shares”), subject to the conditions and restrictions set forth in this Restricted Stock Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Shares. As consideration for services to be rendered, the Company will issue in the name of Employee                      (            ) Shares which shall be subject to restrictions described below and shall be legended as Restricted Stock subject to the terms of the Restricted Stock Agreement.

2. Escrow of Shares During Restriction Period. In aid of the restrictions to which the Shares shall be subject pursuant to this Agreement, the Shares shall be deposited in the name of the Employee with the Shareholder Services Department of the Company and shall be so held by the Company, subject to the provisions of Sections 6, 10 and 11, until the vesting provisions set forth in Section 6 of this Agreement shall have been satisfied (“Restriction Period”).

3. Shareholder Rights. Employee shall, during the Restriction Period, have the right to vote all Shares deposited hereunder and to receive all dividends and other distributions paid with respect to such Shares.

4. Automatic Dividend Reinvestment. As to the Shares deposited hereunder, Employee shall be automatically enrolled in OMNOVA’s dividend reinvestment program, pursuant to the standard terms and conditions of participation. Additional shares of OMNOVA common stock accumulated pursuant to the dividend reinvestment feature shall be subject to the Restriction Period and will vest pursuant and subject to the same terms and conditions as the Shares granted hereunder.

5. Adjustments. Shares issued pursuant to this Agreement and held by the Company during the Restriction Period will be subject to the same adjustment, if any, accorded to all other outstanding shares in the event of (i) any change in the total number of shares of common stock of the Company outstanding or the number or kind of securities into which shares have been changed, (ii) any reorganization or change in the Company’s capital structure, or (iii) any other transaction or event having an effect similar to the foregoing.

6. Vesting. Unless vesting is accelerated pursuant to paragraphs 7 or 10 hereof, ownership of the Shares deposited hereunder shall vest irrevocably in the Employee on                     ,                 .

7. Change in Control.

(a) Notwithstanding paragraph 6 above, the ownership of the Shares granted hereby shall automatically vest, the Restriction Period shall terminate, all restrictions shall lapse and delivery to Employee of certificate(s) representing such Shares shall occur immediately, if at any time during the Restriction Period a Change in Control (as defined herein) shall occur.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events:

(i) a change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii) a change in the effective control of the Company, such that either:

(x) any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(y) a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or

(iii) a change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

8. Restrictions on Transfer. During the Restriction Period, the Shares may not be sold, transferred, pledged, assigned, alienated or hypothecated, or otherwise transferred to another person whether by operation of law or otherwise, except by will, the laws of descent and distribution or a qualified domestic relations order.

9. Beneficiary Designation. Employee may designate any beneficiary or beneficiaries (contingently or successively) to whom Shares are to be paid if Employee dies during the Restriction Period, and may at any time revoke or change any such designation. Absent such designation, any Shares which are due to Employee under this Agreement upon Employee’s death will be payable to Employee’s estate. The designation of a Beneficiary will be effective only when Employee has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A successive designation of Beneficiary will revoke a prior designation.

10. Termination Due to Death, Disability, or Retirement. If Employee’s employment by the Company terminates by reason of his or her death, disability or retirement, Shares not already vested, if any, shall automatically vest, the Restriction Period shall terminate and all restrictions shall lapse. The term “retire” or “retirement” shall mean a Separation from Service from the Company at a time when the employee meets the age and/or years of service criteria which would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan.

11. Termination Due to Other Reasons. If Employee’s employment by the Company terminates for any reason other than a reason set forth in paragraph 10 above, Shares which have not vested prior to such date of termination will be forfeited and cancelled as of such date. Notwithstanding the foregoing, by a majority vote of the directors then in office, the Board shall have the right, in its sole discretion, to waive the forfeiture of all or any portion of such Shares subject to such terms as it deems appropriate.

12. Withholding of Taxes. Any taxes which the Company determines are required to be withheld upon vesting of the Restricted Stock will be satisfied by the Company withholding from the shares of Restricted Stock otherwise deliverable to Employee such number of shares as has a fair market value equal to the minimum amount required to be withheld to satisfy Employee’s tax withholding obligation. The fair market value of each share of Restricted Stock shall be equal to (i) the closing price of Common Shares as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal or similar publication selected by the Board for the relevant date if Common Shares were traded on such day or, if none were then traded, the last prior day on which Common Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board.

13. Disputes. The Board shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the directors then in office.

14. Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Employee pursuant to this Agreement will be mailed to the Employee’s current address as recorded on the payroll records of the Company.

15. Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Employee as of the          day of                     .

OMNOVA Solutions Inc.

By:
Kevin M. McMullen
Chairman and Chief Executive Officer

Agreed to and accepted:

Employee*

Sign and return one copy by                     ,                  to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary.